Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Playboy Enterprises, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2003, except for Notes N and V as to which the date is March 14, 2003, with respect to the consolidated financial statements and schedule of Playboy Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP


Chicago, Illinois
February 10, 2004